Exhibit 99.1

Gramercy Capital Corp. Prices Second $1 Billion
Commercial Real Estate CDO
Thursday August 3, 2:50 pm ET

NEW YORK—(BUSINESS WIRE)—Aug. 3, 2006—Gramercy Capital Corp. (“Gramercy”) (NYSE: GKK - News) today announced the pricing of Gramercy Real Estate CDO 2006-1 (“CDO II”), its second $1 billion commercial real estate collateralized debt obligation (“CDO”). Gramercy will utilize the proceeds of CDO II issuance to retire outstanding borrowings under existing secured repurchase agreements and to fund future debt investment activities. CDO II is expected to further reduce Gramercy’s weighted average cost of debt capital and improve its leveraged returns to equity capital.

The CDO securities will be issued by Gramercy Real Estate CDO 2006-1 LTD (“Issuer”) and Gramercy Real Estate CDO 2006-1 LLC (“Co-Issuer”), and will consist of $903.75 million of bonds rated AAA through BBB-, plus non-investment grade bonds, preferred equity and equity which will be retained by Gramercy. At issuance, the weighted-average interest rate of the investment grade securities will be 3-month LIBOR plus 36.95 basis points, excluding transaction costs. The CDO will have an expected term of up to 10 years, and provides for a 5-year reinvestment period during which Gramercy can utilize the proceeds of loan repayments to finance new investments. Gramercy expects the transaction to close on or about August 24, 2006, subject to satisfaction of customary closing conditions.

Together with Gramercy Real Estate CDO 2005-1 (“CDO 1”), a $1 billion CRE CDO which Gramercy issued in July 2005, Gramercy now has available to it $1.71 billion of long-term, investment-grade debt capacity with a blended spread of 3-month LIBOR plus 42.83 basis points.

Assets to be contributed to CDO II by Gramercy will consist primarily of first mortgage loans secured by transitional and stabilized commercial properties. Also included in lesser proportions will be subordinate participation interests in first mortgage loans, mezzanine loans and preferred equity investments. More than 80% of the collateral for CDO II is presently owned by Gramercy or in the process of closing for inclusion in CDO II. The remainder will be closed over the next several months. More than two-thirds of the debt investments identified for initial inclusion in CDO II were directly originated by Gramercy.

Gramercy will treat the transaction as a financing and thus consolidate on its balance sheet and statement of operations all of the assets, liabilities, income and expenses of the CDO issuer. All contributed collateral will be shown as assets, and the investment grade rated securities issued to third party investors will be shown as direct liabilities.

The offering of the securities referred to herein will be made to certain initial purchasers pursuant to a private placement. The initial purchasers will sell or offer the securities within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the securities cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable sate securities laws.

Company Profile

Gramercy Capital Corp. is a national commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity, and net lease investments involving commercial properties throughout the United States. Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City and has a regional investment office in Los Angeles, California.

To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:
Gramercy Capital Corp.
Robert R. Foley, 212-297-1000